Exhibit (a)(15)

Amended Designation for Existing Series of Shares of Beneficial Interest

Par Value $0.01 Per Share, of

PIMCO Funds

RESOLVED, pursuant to 5.11.6 of the Amended and Restated Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated December 15, 2010, (“Declaration”), the Series of shares of beneficial interest of the Trust designated as “PIMCO EM Low Volatility Fundamental IndexPLUS® AR Strategy Fund” by instrument dated November 5, 2013, is hereby redesignated, without in any way changing the rights or privileges of the Series or its shareholders, as “PIMCO EMG Intl Low Volatility RAFI®-PLUS AR Fund”; and

FURTHER RESOLVED, pursuant to 5.11.6 of the Declaration, the Series of shares of beneficial interest of the Trust designated as “PIMCO International Low Volatility Fundamental IndexPLUS® AR Strategy Fund” by instrument dated November 5, 2013, is hereby redesignated, without in any way changing the rights or privileges of the Series or its shareholders, as “PIMCO Intl Low Volatility RAFI®-PLUS AR Fund”; and

FURTHER RESOLVED, pursuant to 5.11.6 of the Declaration, the Series of shares of beneficial interest of the Trust designated as “PIMCO U.S. Low Volatility Fundamental IndexPLUS® AR Strategy Fund” by instrument dated November 5, 2013, is hereby redesignated, without in any way changing the rights or privileges of the Series or its shareholders, as “PIMCO Low Volatility RAFI®-PLUS AR Fund”.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 18th day of December, 2013.

/s/ E. Philip Cannon
E. Philip Cannon

/s/ Vern O. Curtis
Vern O. Curtis

/s/ J. Michael Hagan
J. Michael Hagan

/s/ Brent R. Harris
Brent R. Harris

/s/ Douglas M. Hodge
Douglas M. Hodge

/s/ Ronald C. Parker
Ronald C. Parker

/s/ William J. Popejoy
William J. Popejoy